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                     February 4, 2021

       Jon Rice
       Chief Operating Officer
       Kraig Biocraft Laboratories, Inc
       2723 South State St., Suite 150
       Ann Arbor, Michigan 48104

                                                        Re: Kraig Biocraft
Laboratories, Inc
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed January 25,
2021
                                                            File No. 000-56232

       Dear Mr. Rice:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences